Exhibit 99.1

News Release

For Immediate Release		http://www.ball.com
Investor Contact:	Ann T. Scott	303-460-3537, ascott@ball.com
Media Contact:	Scott McCarty	303-460-2103, smccarty@ball.com

Ball Announces 2007 Fourth Quarter, Full-Year Results

BROOMFIELD, Colo., Jan. 24, 2008—Ball Corporation [NYSE:BLL] today reported full-year 2007 net earnings of $281.3 million, or $2.74 per diluted share, on sales of  $7.39 billion, compared to $329.6 million, or $3.14 per diluted share, on sales of $6.62 billion in 2006.
Fourth quarter 2007 net earnings were $33.3 million, or 33 cents per diluted share, on sales of $1.76 billion, compared to $48.3 million, or 46 cents per diluted share, on sales of $1.59 billion in the fourth quarter of 2006.
In both 2007 and 2006 results included costs from business consolidation activities and significant non-operating items. Fourth quarter 2007 results included net after-tax costs of approximately $27 million, or 27 cents per diluted share, for business consolidation primarily in the company’s food and household products packaging, Americas, segment. Full-year 2007 results included the fourth quarter business consolidation costs and a third quarter after-tax charge of $51.8 million, or 50 cents per diluted share, related to a customer settlement.
Fourth quarter 2006 results included net after-tax costs of $20.2 million, or 19 cents per diluted share, from business consolidation activities, reduced by a one-time tax gain. Full-year 2006 results included property insurance proceeds resulting from a fire at a plant in Germany, offset by business consolidation costs, for a net after-tax gain of $25.6 million, or 24 cents per diluted share. Details of the business consolidation activities, customer settlement and property insurance gain can be found in Note 2 to the unaudited consolidated financial statements that accompany this news release.
R. David Hoover, chairman, president and chief executive officer, said 2007 was a record year for Ball in terms of operating results.
“On a comparable basis, our diluted earnings per share were $3.50 in 2007, up 21 percent from our previous record of $2.90 in 2006. This came despite a difficult fourth quarter comparison where, also on a comparable basis, we earned 60 cents per diluted share in the period in 2007 versus 65 cents in the fourth quarter of 2006,” Hoover said.
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Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

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“While we generally are pleased with our results from 2007, we have identified and are executing on numerous initiatives that we believe will lead to further improvements in 2008 and better position us for the longer term,” Hoover said. “Earlier this week our board of directors elected John A. Hayes as executive vice president and chief operating officer of Ball Corporation. John has done a superior job of leading our operations in Europe in recent years. We look forward to having him as chief operating officer for all of our businesses.”

Metal Beverage Packaging, Americas

Metal beverage packaging, Americas, segment operating earnings were $213.6 million in 2007 on sales of $2.76 billion, including an $85.6 million charge for a customer settlement, compared to $269.4 million on sales of $2.60 billion in 2006. For the fourth quarter, earnings were $57.8 million on sales of $666.6 million in 2007, compared to $75.9 million on sales of $611.9 million in 2006.
“Continued strong demand for specialty size cans contributed to overall results in our metal beverage packaging, Americas, segment in 2007,” Hoover said. “Work is progressing on schedule to install a new 24-ounce can production line in our Monticello, Ind., beverage can plant. That capacity will come on stream later this year to help us keep up with the growing demand for that particular container, primarily for energy drinks and beer.”
Ball’s board of directors approved yesterday the corporation’s participation in a one-line metal beverage container plant in southeastern Brazil. The plant will be part of Latapack-Ball Embalagens, Ltda., Ball’s 50-50 joint venture can company in Brazil. Its capacity will be 900 million cans per year and can be expanded to 2 billion cans per year as demand grows. The plant will be financed entirely by cash flows from the joint venture, and production is expected to begin in mid-2009.

Metal Beverage Packaging, Europe/Asia

Metal beverage packaging, Europe/Asia, segment results in 2007 were operating earnings of $256.1 million on sales of $1.9 billion, compared to $268.7 million on sales of $1.51 billion in 2006, which included a pre-tax property insurance gain of $75.5 million related to a fire in a German plant. For the fourth quarter, operating earnings in 2007 were $37.6 million on sales of $455.5 million, compared to $33 million on sales of $352.6 million in the fourth quarter of 2006.

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Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

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Ball announced today plans to build a new beverage can manufacturing plant in Poland in order to meet the rapidly growing demand for beverage cans there and elsewhere in Central and Eastern Europe. The plant will be built in Lublin, near the borders of Belarus and Ukraine. It will initially have one production line with an annual capacity of approximately 750 million cans per year and is expected to begin production in the first half of 2009.
“Our metal beverage packaging, Europe/Asia, segment had a strong 2007, with improved results throughout Europe and in China, and we have numerous growth opportunities,” Hoover said. “We currently are speeding up certain production lines in Germany and Poland in advance of the busy 2008 summer selling season. In addition, during the fourth quarter of 2007 we announced plans for a beverage can plant in India that will use existing manufacturing equipment.”

Metal Food & Household Products Packaging, Americas

Metal food and household products packaging, Americas, segment results for 2007 were a loss of $8 million on sales of $1.18 billion, including business consolidation costs of $44.2 million, compared to $2.4 million on sales of $1.14 billion in 2006. For the fourth quarter of 2007, segment results were a loss of $33.4 million on sales of $271.1 million, compared to a loss of $23.2 million on sales of $288.1 million in the same period of 2006. The fourth quarter and full-year 2007 results included business consolidation costs of $44.2 million. The fourth quarter and full-year 2006 results include business consolidation costs of $33.8 million and $35.5 million, respectively.
“Work has begun on the further restructuring announced early in the fourth quarter of our metal food and household products packaging, Americas, segment,” Hoover said. “The restructuring plan includes closing aerosol can production plants in California and Georgia and exiting the custom and decorative tinplate can business. Even though the anticipated annualized cost savings of $15 million from this restructuring are not expected until 2009, we believe other improvements we have already made and continue to make in pricing and operating efficiencies will lead to much improved performance in this segment in 2008.”

Plastic Packaging, Americas

Plastic packaging, Americas, segment results for 2007 were operating earnings of $25.9 million on sales of $752.4 million, compared to $28.3 million on sales of $693.6 million in 2006. For the fourth quarter, earnings in 2007 were $8.8 million on sales of $172.1 million, compared to $10 million on sales of $172.6 million for the same period in 2006.

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Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

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“Plastic packaging, Americas, segment results were down slightly in 2007 from 2006 and are at unacceptable levels,” Hoover said. “We will continue to emphasize our heat set and other higher margin plastic containers while pursuing price increases for commodity plastic containers for water and carbonated soft drinks, where returns are well below our cost of capital and must improve.”

Aerospace and Technologies

Aerospace and Technologies segment results were operating earnings of $64.6 million on sales of $787.8 million in 2007, compared to $50 million on sales of $672.3 million in 2006. For the fourth quarter, earnings were $11.1 million on sales of $190.9. Fourth quarter 2006 earnings were $16.7 million on sales of $166.6 million.
“Our aerospace and technologies segment enjoyed an outstanding year in 2007, even though fourth quarter results were down from a year ago,” Hoover said. “We have several large projects, such as the WorldView 2 satellite for DigitalGlobe, in progress and are competing for several other large contracts. The market continues to hold strong demand for the products and technologies for which we are most recognized.”

Outlook

Raymond J. Seabrook, executive vice president and chief financial officer, said adjusted free cash flow for 2007 was $440 million and that 2008 free cash flow will be lower due to higher cash taxes, a one-time after-tax payment of $42 million for the customer settlement reached in the third quarter of 2007 and higher 2008 capital expenditures, offset partially by a reduction in working capital.
“In part due to lower than expected capital expenditures in 2007 which will be spent in 2008, and due to growth projects in the company’s worldwide beverage can business, we expect capital spending to exceed $300 million in 2008,” Seabrook said. “Approximately 75 percent of our anticipated capital spending will be in our beverage can segments, with more than $150 million of the total earmarked for top-line growth projects. Cost reduction and maintenance capital spending for the total company should be approximately 60 percent of overall depreciation.
 “Our credit profile remains strong with net debt at the end of 2007 at $2.2 billion. This strong credit profile should allow us to repurchase approximately $300 million of our common stock in 2008, including the accelerated share buyback program we announced in December,” Seabrook said.
“We are optimistic about 2008,” Hoover said. “We are focused on getting results in our food and household products packaging and plastic packaging segments to more acceptable levels.

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Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

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“We have attractive opportunities for growth in our beverage can operations worldwide, and much of our capital spending will be directed at these opportunities. Our aerospace and technologies segment is coming off of a remarkable record year that will be difficult to duplicate, but results in 2008 should remain strong,” Hoover said.
 “For full year 2008 we will work hard to achieve greater than the $3.50 per diluted share we made in 2007, excluding restructuring and customer settlement costs,” Hoover said.
Ball Corporation is a supplier of high-quality metal and plastic packaging for beverage, food and household products customers, and of aerospace and other technologies and services, primarily for the U.S. government. Ball Corporation and its subsidiaries employ more than 15,500 people worldwide and reported 2007 sales of $7.4 billion.

Conference Call Details
Ball will hold its regular quarterly conference call on the company's results and performance today at 8 a.m. Mountain Time (10 a.m. Eastern). The North American toll-free number for the call is 800-909-4795. International callers should dial 212-231-2901. Please use the following URL for a Web cast of the live call:
http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=115234&eventID=1729222
For those unable to listen to the live call, a taped replay will be available after its conclusion until midnight Eastern Time on Jan. 31, 2008. To access the replay, call 800-633-8284 (North American callers) or 402-977-9140 (international callers) and use reservation number 21363683. A written transcript of the call will be posted within 48 hours of the call's conclusion to Ball's Web site at www.ball.com in the investors section under "presentations.”

Forward-Looking Statements
This release contains "forward-looking" statements concerning future events and financial performance. Words such as “expects,” “anticipates,” “estimates” and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties which could cause actual results to differ materially from those expressed or implied. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key risks and uncertainties are summarized in filings with the Securities and Exchange Commission, including Exhibit 99.2 in our Form 10-K, which are available at our Web site and at www.sec.gov. Factors that might affect our packaging segments include fluctuation in product demand and preferences; availability and cost of raw materials, including recent significant increases in resin, steel, aluminum and energy costs, and the ability to pass such increases on to customers; competitive packaging availability, pricing and substitution; changes in climate and weather; crop yields; competitive activity; failure to achieve anticipated productivity improvements or production cost reductions, including our beverage can end project; mandatory deposit or other restrictive packaging laws; changes in major customer or supplier contracts or loss of a major customer or supplier; and changes in foreign exchange rates, tax rates and activities of foreign subsidiaries. Factors that might affect our aerospace segment include: funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts. Factors that might affect the company as a whole include those listed plus: accounting changes; changes in senior management; successful or unsuccessful acquisitions, joint ventures or divestitures; integration of recently acquired businesses; regulatory action or laws including tax, environmental and workplace safety; governmental investigations; technological developments and innovations; goodwill impairment; antitrust, patent and other litigation; strikes; labor cost changes; rates of return projected and earned on assets of the company's defined benefit retirement plans; pension changes; reduced cash flow; interest rates affecting our debt; and changes to unaudited results due to statutory audits or other effects.

Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

Condensed Financials (December 2007)

Unaudited Statements of Consolidated Earnings

	Three months ended December 31,		Year ended December 31,
($ in millions, except per share amounts)	2007	2006	2007	2006
Sales	$1,756.2	$1,591.8	$7,475.3	$6,621.5
Legal settlement (Note 2)	–	–	(85.6)	–
Net sales	1,756.2	1,591.8	7,389.7	6,621.5
Costs and expenses
Cost of sales (excluding depreciation and amortization)	1,490.1	1,312.2	6,226.5	5,540.4
Depreciation and amortization	74.3	68.6	281.0	252.6
Selling, general and administrative	69.9	76.9	323.7	287.2
Business consolidation costs (Note 2)	44.6	33.8	44.6	35.5
Property insurance gain (Note 2)	–	1.4	–	(75.5)
	1,678.9	1,492.9	6,875.8	6,040.2
Earnings before interest and taxes	77.3	98.9	513.9	581.3
Interest expense	(37.2)	(36.3)	(149.4)	(134.4)
Tax provision	(9.8)	(17.4)	(95.7)	(131.6)
Minority interests	(0.1)	0.1	(0.4)	(0.4)
Equity in results of affiliates	3.1	3.0	12.9	14.7
Net earnings	$33.3	$48.3	$281.3	$329.6
Earnings per share (Note 2):
Basic	$0.33	$0.47	$2.78	$3.19
Diluted	$0.33	$0.46	$2.74	$3.14

Weighted average shares outstanding (000s):
Basic	99,688	103,160	101,186	103,338
Diluted	101,219	104,814	102,760	104,951

Condensed Financials (December 2007)

Unaudited Statements of Consolidated Cash Flows

	Three months ended December 31,		Year ended December 31,
($ in millions)	2007	2006	2007	2006
Cash Flows From Operating Activities:
Net earnings	$33.3	$48.3	$281.3	$329.6
Depreciation and amortization	74.3	68.6	281.0	252.6
Business consolidation and other activities (Note 2)	42.3	33.9	127.9	(41.3)
Income taxes	(54.2)	(27.7)	(17.7)	(33.9)
Pension funding, net of expense	1.6	(0.2)	(19.5)	(6.7)
Incremental pension funding, net of taxes (Note 3)	(27.3)	–	(27.3)	–
Other changes in working capital	193.2	152.1	12.3	(119.0)
Other	4.6	10.3	35.0	20.1
	267.8	285.3	673.0	401.4
Cash Flows From Investing Activities:
Additions to property, plant and equipment	(85.6)	(92.0)	(308.5)	(279.6)
Acquisitions	–	(4.7)	–	(791.1)
Property insurance proceeds (Notes 2 and 3)	–	28.9	48.6	61.3
Other	(0.5)	6.3	(5.9)	16.0
	(86.1)	(61.5)	(265.8)	(993.4)
Cash Flows From Financing Activities:
Net change in borrowings	(48.4)	(122.8)	(170.0)	767.4
Dividends	(10.2)	(10.3)	(40.6)	(41.0)
Purchases of common stock, net	(56.2)	(1.0)	(211.3)	(45.7)
Other	1.2	1.6	9.5	(0.5)
	(113.6)	(132.5)	(412.4)	680.2
Effect of exchange rate changes on cash	4.1	1.1	5.3	2.3

Change in cash	72.2	92.4	0.1	90.5
Cash–beginning of period	79.4	59.1	151.5	61.0
Cash–end of period	$151.6	$151.5	$151.6	$151.5

Condensed Financials (December 2007)

Unaudited Consolidated Balance Sheets

($ in millions)	December 31, 2007	December 31, 2006
Assets
Current assets
Cash and cash equivalents	$151.6	$151.5
Receivables, net	582.7	579.5
Inventories, net	998.1	935.4
Deferred taxes and other current assets	110.5	94.9
Total current assets	1,842.9	1,761.3
Property, plant and equipment, net	1,941.2	1,876.0
Goodwill	1,863.1	1,773.7
Other assets	373.4	429.9
Total assets	$6,020.6	$5,840.9
Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt and current portion of long-term debt	$176.8	$181.3
Payables and accrued liabilities	1,336.3	1,273.0
Total current liabilities	1,513.1	1,454.3
Long-term debt	2,181.8	2,270.4
Employee benefit obligations	768.0	847.7
Deferred taxes and other	184.2	103.1
Shareholders’ equity	1,373.5	1,165.4
Total liabilities and shareholders’ equity	$6,020.6	$5,840.9

Notes to Condensed Financials (December 2007)

1. Business Segment Information
	Three months ended December 31,		Year ended December 31,
($ in millions)	2007	2006	2007	2006
Net sales (a) –
Metal beverage packaging, Americas	$666.6	$611.9	$2,849.5	$2,604.4
Legal settlement (Note 2)	–	–	(85.6)	–
Total metal beverage packaging, Americas	666.6	611.9	2,763.9	2,604.4
Metal beverage packaging, Europe/Asia	455.5	352.6	1,902.2	1,512.5
Metal food & household packaging, Americas	271.1	288.1	1,183.4	1,138.7
Plastic packaging, Americas	172.1	172.6	752.4	693.6
Aerospace & technologies	190.9	166.6	787.8	672.3
Consolidated net sales	$1,756.2	$1,591.8	$7,389.7	$6,621.5

Earnings before interest and taxes (a) –
Metal beverage packaging, Americas	$57.8	$75.9	$299.2	$269.4
Legal settlement (Note 2)	–	–	(85.6)	–
Total metal beverage packaging, Americas	57.8	75.9	213.6	269.4
Metal beverage packaging, Europe/Asia	37.6	34.4	256.1	193.2
Property insurance gain (Note 2)	–	(1.4)	–	75.5
Total metal beverage packaging, Europe/Asia	37.6	33.0	256.1	268.7
Metal food & household packaging, Americas	10.8	10.6	36.2	37.9
Business consolidation costs (Note 2)	(44.2)	(33.8)	(44.2)	(35.5)
Total metal food & household packaging, Americas	(33.4)	(23.2)	(8.0)	2.4
Plastic packaging, Americas	9.2	10.0	26.3	28.3
Business consolidation costs (Note 2)	(0.4)	–	(0.4)	–
Total plastic packaging, Americas	8.8	10.0	25.9	28.3
Aerospace & technologies	11.1	16.7	64.6	50.0
Segment earnings before interest and taxes	81.9	112.4	552.2	618.8
Undistributed corporate costs	(4.6)	(13.5)	(38.3)	(37.5)
Earnings before interest and taxes	$77.3	$98.9	$513.9	$581.3

(a)
Amounts in 2006 were retrospectively adjusted for the transfer of a plastic pail product line from the metal food and household products packaging, Americas, segment to the plastic packaging, Americas, segment (which occurred as of January 1, 2007).

Notes to Condensed Financials (December 2007)

2.	Business Consolidation Activities and Significant Nonoperating Items

2007

In the second quarter, Miller Brewing Company (a U.S. customer) asserted various claims against a wholly owned subsidiary of the company and on October 4, 2007, the legal dispute was settled in mediation.  Miller will receive $85.6 million ($51.8 million after tax) on settlement of the dispute and Ball will retain all of Miller’s beverage can and end business through 2015.  Miller will receive a one-time payment of $70 million ($42 million after tax) in January 2008 with the remainder of the settlement recovered over the life of the supply contract through 2015.

In the fourth quarter, Ball announced plans to close two manufacturing facilities and to exit the custom and decorative tinplate can business located in Baltimore, Maryland.  Ball will close its food and household products packaging facilities in Tallapoosa, Georgia, and Commerce, California, both of which manufacture aerosol and general line cans.  The two plant closures will result in a net reduction in manufacturing capacity of 10 production lines, including the relocation of two high-speed aerosol lines into existing Ball facilities.  A charge of $44.6 million ($27 million after tax), primarily related to these plant closures, was recorded in the fourth quarter and was comprised of the write-down of fixed assets to net realizable value, excess inventory and employee termination costs.  The charge also included a $2.3 million pension annuity expense related to a previously closed plant.  Once completed in early 2009, these actions are expected to yield annualized pretax cost savings in excess of $15 million.  The cash costs of these actions are expected to be offset by proceeds on asset dispositions and tax recoveries.

2006

In the fourth quarter, the company announced the closure of a metal food can manufacturing facility in Canada, as part of the realignment of the metal food and household products packaging, Americas, segment following the acquisition earlier that year of U.S. Can.  A charge of $33.8 million ($27.5 million after tax) was recorded in the fourth quarter related to the closure for equipment disposal, employee termination, pension and other closure costs.  Also in the fourth quarter, a one-time tax benefit of $8.1 million was recorded due to a change in the functional currency of a European subsidiary in its statutory accounts.

In the second quarter, a fire in our metal beverage can plant in Hassloch, Germany, significantly damaged the plant.  A property insurance gain of $75.5 million ($46.1 million after tax) was recorded in 2006 and initial insurance proceeds of $61.3 million were received that year.  The remaining $48.6 million of insurance proceeds were received in 2007, and the rebuilt plant and other replacement production capacity installed after the fire were restarted during the second quarter of 2007.

In the first and second quarters, a net $1.1 million after-tax charge was recorded in the metal food and household products packaging, Americas, segment to shut down a food can line in a Canadian plant and reflect the recovery of amounts previously expensed in a prior business consolidation charge.

A summary of the effects of the above transactions on after-tax earnings follows:

	Three months ended December 31,		Year ended December 31,
($ in millions, except per share amounts)	2007	2006	2007	2006
Net earnings as reported	$33.3	$48.3	$281.3	$329.6
Legal settlement, net of tax	–	–	51.8	–
Business consolidation costs and tax, net	27.0	19.4	27.0	20.5
Insurance gain, net of tax	–	0.8	–	(46.1)
Net earnings before the above items	$60.3	$68.5	$360.1	$304.0
Per diluted share before the above items	$0.60	$0.65	$3.50	$2.90

Ball’s management segregates the above items to evaluate the company’s performance of current operations. The above is presented on a non-U.S. GAAP basis and should be considered in connection with the unaudited statements of consolidated earnings. Non-U.S. GAAP measures should not be considered in isolation.

Notes to Condensed Financials (December 2007)

3.	Free Cash flow

Management internally uses a free cash flow measure (1) to evaluate the company’s operating results, (2) to plan stock buy-back levels, (3) to evaluate strategic investments and (4) to evaluate the company’s ability to incur and service debt.  Free cash flow is not a defined term under U.S. generally accepted accounting principles (a non-U.S. GAAP measure).  Non-U.S. GAAP measures should not be considered in isolation or as a substitute for net earnings or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures of other companies.

Free cash flow is typically derived directly from the company’s cash flow statements and defined as cash flows from operating activities less additions to property, plant and equipment; however it may be adjusted for items that affect comparability between periods.  In 2006 and 2007, property insurance proceeds have been included in the calculation of free cash flow, as these proceeds are a direct reimbursement of the company’s capital expenditures.  Also in 2007, a fourth quarter $44.5 million ($27.3 million after tax) incremental North American pension funding payment has been excluded from the calculation of free cash flow, as this payment is a direct reduction of pension debt.  The free cash flow calculation is as follows:

	Year ended December 31,
($ in millions)	2007	2006
Cash Flows From Operating Activities	$673.0	$401.4
Incremental pension funding, net of tax	27.3	–
Additions to property, plant and equipment	(308.5)	(279.6)
Property insurance proceeds	48.6	61.3
Free Cash Flow	$440.4	$183.1